Exhibit 3.27

ARTICLES OF INCORPORATION

OF

FIRST STEP INDEPENDENT LIVING PROGRAM, INC.

A California Corporation

I

The name of this corporation is FIRST STEP INDEPENDENT LIVING PROGRAM, INC.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name and address in the State of California of this Corporation’s initial agent for service of process is ARNOLD R. COLE, 11667 Indio Court, Yucaipa, CA 92399.

IV

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 100,000.

Dated:	Jan. 11, 1981.

/s/ Bernard H. Bollinger
Bernard H. Bollinger

I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

/s/ Bernard H. Bollinger
Bernard H. Bollinger